Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2016 (December 20, 2016 as to Notes 1, 2, 15, and 17 as to the effects of the disposition of its 50% equity interest in Marina District Development Holding Company, LLC, revision to reportable segments, and revision of guarantors in the condensed consolidating financial information), relating to the consolidated financial statements and financial statement schedule of Boyd Gaming Corporation and Subsidiaries appearing in the Current Report on Form 8-K of Boyd Gaming Corporation and Subsidiaries filed on December 20, 2016, and to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2016 relating to the effectiveness of Boyd Gaming Corporation and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

December 20, 2016